 Press Release

BioPharmX Announces Positive Topline Results from Phase 2b Trial of BPX-04 for Papulopustular Rosacea

BPX-04 met both primary and secondary endpoints with statistical significance

BPX-04 was well-tolerated; efficacy and safety profile support advancement into Phase 3

SAN JOSE, Calif., June 25, 2019 /PRNewswire/ -- BioPharmX Corporation (NYSE American: BPMX), a specialty pharmaceutical company focused on developing innovative medical dermatology products, today announced positive results from its Phase 2b clinical trial of BPX-041, a novel topical gel formulation of fully solubilized minocycline for the treatment of moderate-to-severe papulopustular rosacea. BPX-04, a 1% minocycline gel,  successfully met both the primary and secondary endpoints of the trial in demonstrating a statistically significant mean change in the number of facial inflammatory lesions and a two-grade improvement to clear or almost clear on the Investigator’s Global Assessment (IGA) scale from baseline to week 12.

"We are extremely pleased with the positive outcome on both the primary and secondary efficacy measures as well as the confirmation of the safety and cutaneous tolerability of our minocycline gel formulation. We view these results as further affirmation of the benefits of BioPharmX’s proprietary HyantX delivery system," said Dr. David S. Tierney, BioPharmX CEO.  “Based on the efficacy and safety profile, we believe BPX-04 has the potential to be the best-in-class treatment for papulopustular rosacea.”

Dr. Mark Amster, a board-certified dermatologist and investigator in the clinical trial, commented on the data and his experience as an investigator, “My patients were extremely pleased with their participation in this clinical trial. While the topline results highlight the impressive efficacy of BPX-04, the most compelling takeaway from my experience was my patient’s satisfaction with BioPharmX’s elegant gel formulation and the lack of irritation that is so commonly experienced with many topical agents. I look forward to the advancement of this promising topical therapy.”

Trial Design & Results

The randomized, double-blind, vehicle-controlled Phase 2b trial enrolled 206 subjects aged 18 years and above with moderate-to-severe papulopustular rosacea across 11 sites in the United States. The study evaluated the safety and efficacy of once daily application of BPX-04, a 1% minocycline gel, versus a vehicle control over a 12-week treatment period.

The study was designed to demonstrate a statistically significant mean change in the number of facial inflammatory lesions from baseline to week 12. The secondary endpoint, the proportion of subjects with a two-grade improvement to clear or almost clear on the IGA scale from baseline to week 12, was included to collect sufficient data to design a Phase 3 program with co-primary efficacy endpoints, however, as is standard in a Phase 2 trial, the study was not designed to demonstrate statistical significance on the secondary endpoint.

Baseline Severity

The mean inflammatory lesion count at baseline was 23.9 and 24.0 for the BPX-04 and vehicle treatment groups, respectively.

The proportion of subjects with an IGA score of 3 (“moderate”) and 4 (“severe”) at baseline was 92.7% and 7.3% for the BPX-04 treatment group, respectively, and 91.1% and 8.9% for the vehicle treatment group, respectively.

Efficacy Assessments

The below table details the primary and secondary efficacy results from the trial whereby BPX-04 demonstrated a statistically significant improvement from baseline. In addition to meeting the primary and secondary endpoints of the trial, BPX-04 demonstrated a statistically significant reduction in the number of facial inflammatory lesions at all time points (weeks 4, 8 and 12).

	BPX-04 Gel (N=96)	Vehicle (N=101)	p-value
Primary endpoint*: Mean change in the number of facial inflammatory lesions from baseline to week 12	-13.6	-10.3	0.0040
Secondary endpoint**: Proportion of subjects with a two-grade improvement in IGA to 0 (“clear”) or 1 (“almost clear”) from baseline to week 12	52.3%	32.3%	0.0180

*MMRM (mixed-effects model for repeated measures), ITT, MI; **GLMM (generalized linear mixed model), ITT, MI

Note: The ITT population was prospectively defined as all study patients randomized who received at least one dose of the study product and with at least one evaluation of primary and secondary endpoint measures post-baseline visit. There were 9 subjects randomized that did not meet the ITT criteria as there were no evaluation visits post-baseline.

Safety and Tolerability

BPX-04 appeared to be generally well-tolerated. The most commonly reported adverse events across both treatment groups were upper respiratory tract infection (5.3%),  gastroenteritis (2.4%) and headache (2.4%) with the majority of these adverse events determined to be not treatment-related.  There were no serious treatment-related adverse events.

About BPX-04
BPX-04 is a novel topical gel formulation of fully solubilized minocycline for the treatment of papulopustular rosacea. The product candidate leverages the HyantX™ topical delivery system, an anhydrous hydrophilic gel formulation,  designed for rapid absorption of active pharmaceutical ingredients into the skin rather than remaining on the surface, a common problem with oil‑based ointments and suspensions.

About Rosacea
Rosacea is a chronic dermatologic condition characterized by redness, stinging and inflammatory lesions primarily on the face. The biology of rosacea remains unclear, however it is thought to be an inflammatory disorder that involves immune responses and microorganisms. Rosacea is estimated to affect more than 16 million people in the United States alone, according to the National Rosacea Society. Current treatment options, while limited, include oral antibiotics, anti-parasitics, azelaic acids and alpha-A agonists.

About BioPharmX® Corporation
BioPharmX Corporation (NYSE American: BPMX) is a specialty pharmaceutical company focused on developing prescription products utilizing its proprietary HyantX Topical Delivery System for dermatology indications. To learn more about BioPharmX, visit www.BioPharmX.com.

Forward-Looking Statement
The information in this press release contains forward-looking statements and information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities

Exchange Act of 1934, as amended, which are subject to the "safe harbor" created by those sections. This press release contains forward-looking statements about the company's expectations, plans, intentions, and strategies. These statements involve risks and uncertainties, which could cause actual results to differ materially from our predictions, and include, but are not limited to statements about the safety and medical effects of BPX-04, the effect BPX-04 may have on the treatment of rosacea, commencement and results of future trials involving BPX-04 and the size of such trials, continued and consistent results in future tests of BPX-04 and the absence of side effects of future use of BPX-04. Additional risks are set forth in our filings with the Securities and Exchange Commission, including those described in the company's Quarterly Report on Form 10-Q for the quarter ended April 30, 2019. The forward-looking statements included in this press release are made only as of the date hereof, and the company undertakes no obligation to publicly update such statements.

1Caution: BPX-04 is a new drug limited by U.S. law to investigational use.

BioPharmX and HyantX are registered trademarks of BioPharmX, Inc.

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